News Release

Contact:
Lynn Melton Molina Healthcare of New Mexico, Inc. (505) 348-0362	Juan José Orellana Molina Healthcare, Inc. (562) 435-3666

MOLINA HEALTHCARE OF NEW MEXICO SIGNS CONTRACT

WITH STATE FOR SALUD! MEDICAID MANAGED CARE

ALBUQUERQUE, New Mexico (May 17, 2005) -- Molina Healthcare of New Mexico, Inc., a subsidiary of Molina Healthcare, Inc. (NYSE: MOH), today announced that it has signed a new four-year contract with the New Mexico Human Services Department, Medical Assistance Division (HSD/MAD) for the management, coordination and provision of healthcare to members under the state's Salud! Medicaid Managed Care Program.

The contract will be effective starting July 1, 2005. Molina Healthcare of New Mexico, Inc., which formerly operated under the name of Cimarron Health Plan, has held a contract with the State of New Mexico since the inception of the Medicaid Managed Care Program in 1997. There are currently more than 250,000 members in Medicaid managed care in New Mexico, approximately 61,000 of whom receive their care from Molina Healthcare of New Mexico.

As a contractor with the State of New Mexico, Molina Healthcare will coordinate payments to healthcare providers and offer a range of services to its members, including prenatal and other health education classes, help with obtaining community services and the coordination of care for members with complex health conditions.

"This is a significant announcement for Molina," said Gerald Landgraf, Chief Executive Officer of Molina Healthcare of New Mexico. "It recognizes our staff's commitment and reputation in delivering quality healthcare to those who need it most. We look forward to continuing our successful partnership with the State of New Mexico for another four years and beyond."

Molina Healthcare of New Mexico is a subsidiary of Molina Healthcare, Inc. (NYSE:MOH). Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for healthcare benefits through government-sponsored programs for low-income families and individuals, such as Medicaid and the State Children's Health Insurance Program, or SCHIP. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Utah and Washington. More information on Molina Healthcare of New Mexico can be obtained at www.molinahealthcare.com/new_mexico.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain "forward-looking statements." All of the Company's forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Such risk factors include the Company's ability to accurately predict and effectively manage health benefits and other operating expenses, potential reductions in funding for Medicaid and other government-sponsored healthcare programs, the successful renewal of the Company's government contracts, the Company's ability to accurately estimate incurred but not reported medical costs, the implementation of announced rate increases, changes in federal or state laws or regulations or the interpretation thereof and other risks and uncertainties as detailed in the Company's reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. The Company disclaims any intent or obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.